Exhibit 10.24

October [●], 2021

Equity Adjustment Agreement

This agreement (this “Agreement”) describes certain adjustments that are being made to outstanding Class M Units of Ensemble Health Partners Holdings, LLC (“Holdings”) and EHL Management Investors, LLC (“Management Holdco”) that you and/or persons related to you (which we together refer to as “you” in this Agreement) hold (collectively, your “Awards”) in connection with the initial public offering of shares of Class A common stock of Ensemble Health Partners, Inc. (“Ensemble”) and the related reorganization transactions (together, the “IPO”). Holdings, Management Holdco, Ensemble and their subsidiaries are collectively referred to in this Agreement as the “Company”.

In connection with the IPO, Ensemble will become an equityholder in Holdings and shares of Class A common stock of Ensemble (“Ensemble Shares”) are expected to become publicly traded on the NASDAQ Global Select Market.

The purpose of this Agreement is to inform you of certain adjustments that are being made to the terms of your Awards that, notwithstanding anything to the contrary in the Management Holdco limited liability company agreement (as amended from time to time, including the amendment and restatement effective in connection with the consummation of the IPO, the “Management Holdco LLC Agreement”), the Holdings limited liability company agreement (as amended from time to time, including the amendment and restatement effective in connection with the consummation of the IPO, the “Holdings LLC Agreement,” and together with the Management Holdco LLC Agreement, the “LLC Agreements”), the Management Equity Agreement among you, Holdings and Management Holdco (your “Award Agreement”) and/or any other plan or agreement applicable to you or to which you are a party, apply to your Award(s) as of and following the Effective Time (as defined below).

1.    Effective Time; Defined Terms.

a.    The adjustments described in this Agreement, in their entirety, are effective as of immediately prior to the consummation of the IPO (the “Effective Time”). Notwithstanding the foregoing, if the IPO is not consummated on or before December 31, 2021, the adjustments described in this agreement will be null and void and have no force or effect. In the event that any Awards are not outstanding as of the Effective Time, the treatment described herein shall not apply to such Awards and such Awards will be treated in accordance with their otherwise applicable terms.

b.    Capitalized terms used and not defined herein have the respective meanings ascribed to such terms in the Management Holdco LLC Agreement, the Holdings LLC Agreement or your relevant Award Agreement, in each case, as applicable.

2.    Reorganization Transactions. Prior to or concurrent with the consummation of the IPO, units in Management Holdco and units of Holdings will be recapitalized into one single class of common equity. In connection therewith, your outstanding Class M Units in Management Holdco and the corresponding Class M Units of Holdings will be converted into Common Units in Management Holdco and Common Units in Holdings, respectively, based on the value of the Class M Units on the date of such conversion. Your Common Units will be subject to the same vesting and other terms and conditions as your Class M Units as of immediately prior to the conversion, except as provided by this Agreement. The number of Common Units issued to you will be (or has been) communicated to you separately, no later than promptly following the IPO. Your Class M Units prior to the conversion and your Common Units following the conversion are collectively referred to herein as your “Units”). The Management Holdco LLC Agreement shall be amended and restated as set forth in Exhibit A.

3.    Vesting.

[All of your Units shall vest in full as of the Effective Time.]1

[For purposes of any Units that are unvested as of the Effective Date, the Tranche I Trigger, Tranche II Trigger and Tranche III Trigger, respectively, shall be deemed to be satisfied if the Golden Gate Investors would receive Golden Gate Proceeds equal to a Target Multiple of 1.0x, 2.0x and 3.0x, respectively, based on the price per share of Ensemble Shares on the cover page of the final prospectus filed in connection with such IPO had the Golden Gate Investors sold all of their direct and indirect equity interests in Holdings based on such price, as determined in good faith by the Board of Directors of Ensemble. For the avoidance of doubt, your Units will continue to vest on the same time-based vesting schedule that applies to them currently, as set forth in your Award Agreement, regardless of whether any or all of the Performance Triggers are deemed to be satisfied.]2

4.    Redemptions. Following the Effective Date, you may redeem your Units in accordance with the Management Holdco LLC Agreement.

5.    Special Distribution. In February 2021, Holdings declared a distribution of approximately $800 million, payable in respect of all Class A Units and Class M Units of Holdings (the “Special Distribution”). The portion of the Special Distribution relating to any unvested Class M Units was placed in escrow until vesting. Any escrowed portion of the Special Distribution payable in respect of your Units will be paid to you upon or as soon as practicable following the consummation of the IPO.

6.    Clawback/Recoupment. Your Units, and any Ensemble Shares, proceeds or other amounts received in respect of your Units, including any portion of the Special Distribution paid or payable in respect of your Units, shall only be subject to clawback, recoupment or forfeiture under any clawback of recoupment policy of Ensemble adopted following the IPO solely to the extent such clawback, recoupment or forfeiture is required by applicable law (which shall include, for the avoidance of doubt, the rules or requirements of any stock exchange on which the Ensemble Shares are listed).

7.    Required Actions. You must sign (including by Docusign or other electronic means) and return this Agreement to [●] at [●] not later than [●], 2021. By delivering your

[1]	Note to Draft: To include for Judson Ivy.
[2]	Note to Draft: To include for all holders other than Judson Ivy.

executed signature page (or causing it to be delivered, including, if applicable, by electronic means), you will be confirming that: (a) you have reviewed and understand the terms set forth of this Agreement and agree to be bound thereby (notwithstanding any applicable local laws regarding the use or enforceability of electronic signatures); and (b) you authorize the Company to take all action it deems necessary or appropriate to effectuate the foregoing on behalf of you without further agreement to date to effect such terms.

8.    Binding Effect. This Agreement constitutes (and serves as your consent to) an amendment to the terms applicable to your Award(s), your Award Agreements, the LLC Agreements and any equity received thereunder to the extent set forth herein, which (a) will be binding upon your executors, administrators, estates, heirs and legal successors; (b) will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws and (c) if applicable, will be subject to any existing arbitration agreement that you have with the Company. Except as described in this Agreement, your Units will remain subject to their existing terms.

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ENSEMBLE HEALTH PARTNERS HOLDINGS, LLC

Name:	[●]
Title:	[●]

EHL MANAGEMENT INVESTORS, LLC

Name:	[●]
Title:	[●]

ENSEMBLE HEALTH PARTNERS, INC.

Name:	[●]
Title:	[●]

[Equity Adjustment Agreement Signature Page]

[ACKNOWLEDGED AND AGREED BY:

Sign Name:

[Name]]

On behalf on himself or herself and all related persons

[Equity Adjustment Agreement Signature Page]